SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following e-mail was sent to certain shareholders and other contacts of Consolidated-Tomoka Land Co. on April 13, 2017:

As you may have seen, Glass Lewis has recommended that CTO shareholders vote for ALL SEVEN of CTO’s director nominees.  The report is worth reading if you have access to it – if you don’t, our press release (attached) will give you the highlights.  We are pleased that Glass Lewis took the time to understand the success that CTO has had, the strength of our board and the false accusations that the company has suffered over the past almost 18 months from our largest shareholder, Wintergreen.  Wintergreen has no credible plan, has no relevant experience and is rife with conflicts between CTO’s shareholders and Wintergreen’s mutual fund.

After Wintergreen’s very complimentary statements about CTO in its March 2015 annual report, Wintergreen flipped 180 degrees with very aggressive accusations starting in November 2015 about management and the board.  These accusations have been at the very least unfair, distracting and damaging, are based on knowingly false statements, and have significantly damaged shareholder value.  As most of our shareholders know, we took the high road over the past 18 months.  Our troubles with Wintergreen have had nothing to do with CTO and everything to do with Wintergreen’s own needs.  Where has the Wintergreen board been?  Where is the oversight?  It’s easy to write letters, but the facts have always been on our side.

We hope that this Glass Lewis report will be an important step in getting this unpleasant business behind us and allowing us to continue to pursue what attracted me to the stock in 2010-the opportunity to unlock value from our land holdings in a tax efficient manner.  CTO’s 12% annual compounded return has been strong, but can you imagine what our returns could/would have been if our largest shareholder were supportive of us and our company’s success?  With the robust land pipeline we have and the positive attention that Latitude Margaritaville, Tanger Outlets and the Trader Joe’s distribution center has brought to our land, we know the momentum is in our favor to keep delivering results.

As long as I am in this seat, we will always remain open to what’s best for our shareholders.

Please read the report and remember, we need everyone to vote the WHITE proxy card!   We look forward to seeing you at our annual meeting on April 26th.

Regards,

John

John P. Albright
President and Chief Executive Officer

Consolidated-Tomoka Land Co.
1530 Cornerstone Boulevard | Daytona Beach, FL 32117
Direct: 386.944.5628 | Mobile: 386.212.3163

Main: 386.274.2202  | Fax: 386.274.1223

email | web |  vcard |NYSE MKT: CTO

exploredb.com   |   LPGA International

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting.  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.